UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 17, 2007

NewGen Technologies, Inc
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation or Organization)

000-23365	33-0840184
(Commission File Number)	(IRS Employer Identification No.)

6000 Fairview Road, 12th Floor, Charlotte, NC 28210
(Address of Principal Executive Offices, Including Zip Code)

(704) 552-3590
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On January 16, 2007, NewGen Technologies, Inc. (“NewGen” or the “Company”) and its newly-formed, wholly-owned Delaware subsidiary, Refuel America Acquisition Corporation (“Acquisition Subsidiary”) entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Appalachian Oil Company, Inc., a Tennessee corporation (“APPCO”), and APPCO’s four stockholders (the “APPCO Sellers”) for the acquisition (the “Acquisition”) by Acquisition Subsidiary of all of the issued and outstanding shares of capital stock of APPCO (the “Shares”). APPCO is headquartered in Blountville, Tennessee and is primarily engaged in the distribution of petroleum fuels in eastern Tennessee, southwestern Virginia, eastern Kentucky, western North Carolina and southern West Virginia and in the ownership and operation of retail convenience stores in some of those regions. The purchase price for the Shares under the Stock Purchase Agreement is $30,000,000 (the “Purchase Price”), of which $1,000,000 will be escrowed for an eighteen (18) month period following the closing of the Acquisition in order to secure NewGen’s and Acquisition Subsidiary’s potential claims against the APPCO Sellers for any breach of their representations, warranties and covenants under the Stock Purchase Agreement. In addition to payment of the Purchase Price, NewGen and Acquisition Subsidiary will assume approximately $7,300,000 of long-term indebtedness (calculated as of May 31, 2006) owed by APPCO. If the Acquisition is not consummated on or before February 28, 2007, the Stock Purchase Agreement permits termination by either NewGen or the APPCO Sellers, subject to the agreement of the parties thereto to extend such deadline.

NewGen’s obligation to consummate the Acquisition is subject to a number of conditions under the Stock Purchase Agreement. In addition to customary closing conditions, consummation of the Acquisition is conditioned on the following: (i) NewGen’s completion of legal and financial due diligence concerning APPCO, the results of which shall be satisfactory to NewGen in its sole discretion; (ii) NewGen’s auditors having completed an audit of APPCO’s financial statements for the three year period ended September 30, 2006, the results of which shall be reasonably satisfactory to NewGen and shall conform in all material respects to corresponding information contained in financial statements prepared by the APPCO Sellers’ accountants and in May 31, 2006 financial statements provided by the APPCO Sellers to NewGen; (iii) NewGen’s having obtained a financing commitment for all requisite financing needed to fund the transaction; (iv) NewGen’s having succeeded in signing all members of APPCO’s management (except for two of the APPCO Sellers) to employment agreements; (v) NewGen’s having obtained the results of certain environmental studies concerning APPCO’s current and former real property facilities and its satisfaction as to the non-release of hazardous materials from APPCO’s current facilities in unlawful amounts and the absence of liability for any releases of hazardous materials from APPCO’s former facilities that would adversely impact APPCO in a material manner; and (vi) APPCO’s being operated in the ordinary course of business and not paying dividends or other distributions or liquidating its cash or marketable securities holdings prior to the closing of the Acquisition, with the exception of a one-time draw-down of $2,000,000 to pay off an equivalent amount of APPCO’s senior debt obligations.

Among other material terms of the Acquisition, the Stock Purchase Agreement imposes non-solicitation restrictions upon the APPCO Sellers for a five (5) year period following the closing of the Acquisition with respect to APPCO’s employees, customers, suppliers, licensees, licensors, franchisees, lessors and other business partners, while prohibiting, for the same five (5) year period, the APPCO Sellers from contacting any business engaged in a business related to APPCO’s and with which APPCO has held discussions or about which APPCO has received information concerning its potential acquisition prior to the closing of the Acquisition.

While NewGen plans to take all actions within its control to ensure that the closing conditions for the consummation of the Acquisition are satisfied, some of such conditions lie outside of NewGen’s control and there is no assurance that they will be satisfied, and, in case they are not, there is no assurance that the Acquisition will be consummated.

Item 8.01     Other Events.

On January 17, 2007, NewGen issued a press release, attached to and made part of this report, announcing its entry into the Stock Purchase Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

No.	Description

10.1
Stock Purchase Agreement, dated as of January 16, 2007, by and among Appalachian Oil Company, Inc., James R. MacLean, Sara G. MacLean, The Linda R. MacLean Irrevocable Trust, Jeffrey H. Benedict, Refuel America Acquisition Corporation and NewGen Technologies, Inc.

99.1	Press Release dated January 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewGen Technologies, Inc.

January 17, 2007	/s/ S. Bruce Wunner
Name: S. Bruce Wunner
Title: Chief Executive Officer

EXHIBIT INDEX

No.	Description

10.1
Stock Purchase Agreement, dated as of January 16, 2007, by and among Appalachian Oil Company, Inc., James R. MacLean, Sara G. MacLean, The Linda R. MacLean Irrevocable Trust, Jeffrey H. Benedict, Refuel America Acquisition Corporation and NewGen Technologies, Inc.

99.1	Press Release dated January 17, 2007